Free Writing Prospectus dated July 10, 2007
Filed pursuant to Rule 433
Registration Statement Nos. 333-129763 and 333-129763-01
TERMS AND CONDITIONS

Principal Life Income Fundings Trust 31
2-Year Floating Rate MTN Final Termsheet

Issuer:	Principal Life Income Fundings Trust 31

Security:	Secured Medium Term Notes

Ratings:	Aa2 (Moody’s) / AA (S&P)

Trade Date:	July 10, 2007

Settlement Date:	July 17, 2007

Maturity:	July 17, 2009

Principal Amount:	$250,000,000

Dollar Price:	100%

Net Proceeds:	$250,000,000

Coupon:	3m$L — 1.5bps

Coupon Payment Dates:	Pay quarterly on the 17th of October, January, April, and July beginning October 17, 2007; modified following business convention using London business days. Interest accrues up to but not including payment dates.

Coupon Reset Dates:	Resets quarterly on the 17th of October, January, April, and July

Coupon Determination Date:	Two New York and London business days preceding the settlement date and each applicable coupon reset date

Basis:	Actual/360 day basis

Minimum Denomination:	$1,000 and integral multiples of $1,000 in excess thereof

CUSIP#:	74254PSX1

Underwriter:	Barclays Capital Inc. (Sole)

DTC:	7256
Principal Life Insurance Company (“Principal Life”), as statutory issuer and depositor, and Principal Financial Group, Inc. (“PFG”) have filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents Principal Life and PFG have filed with the SEC for more complete information about Principal Life, PFG and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Barclays Capital Inc. will arrange to send you the prospectus and prospectus supplement if you request it by calling Barclays Capital Inc. toll-free at (888) 227-2275 ext. 2663